EXHIBIT 99.1

ServisFirst Bancshares, Inc. Increases Quarterly Cash Dividend by 13.4%

BIRMINGHAM, Ala., Dec. 15, 2025 (GLOBE NEWSWIRE) --  ServisFirst Bancshares, Inc., (NYSE: SFBS) (“ServisFirst”), the holding company for ServisFirst Bank, today announces: At a meeting held on December 15, 2025, its Board of Directors increased the company’s quarterly cash dividend from $0.335 per share to $0.38 per share. The dividend is payable on January 13, 2026 to stockholders of record as of January 2, 2026.   ServisFirst has increased its dividend annually since the company went public in 2014.

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Atlanta, Birmingham, Charleston, Dothan, Huntsville, Mobile, Montgomery, North Carolina, Northwest Florida, Tennessee, Virgina Beach, and West Central Florida. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbank.com.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbank.com or by calling (205) 949-0302.

Contact: ServisFirst Bank
Davis Mange (205) 949-3420
DMange@servisfirstbank.com